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                                                                    EXHIBIT 23.2


               CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS


We consent to the reference to our firm under the caption "Experts" in Amendment No. 1 to the Registration Statement (Form S-3 No. 333-86624) and related Prospectus of OSI Pharmaceuticals, Inc. for the registration of $200,000,000 4% Convertible Senior Subordinated Notes due 2009 and 4,000,000 shares of its common stock and to the incorporation by reference therein of our report dated February 1, 2002, with respect to the financial statements of the Oncology Related Assets, Liabilities and Activities of Gilead Sciences, Inc. included in the Current Report on Form 8-K/A of OSI Pharmaceuticals, Inc. filed with the Securities and Exchange Commission on March 6, 2002.

                                              /s/ ERNST & YOUNG LLP


Palo Alto, California
May 6, 2002